Exhibit 99.1

Catamaran Announces Executive Appointments

Jeff Park Promoted EVP, Operations, and Mike Shapiro Promoted to SVP & CFO

SCHAUMBURG, Ill., March 24, 2014 - Catamaran Corp. (NASDAQ: CTRX, TSX: CCT), a leading provider of technology and pharmacy benefit management (PBM) services, today announced two executive appointments; Jeff Park has been promoted to the newly-created position of Executive Vice President, Operations, and Mike Shapiro will succeed him as SVP & Chief Financial Officer.

As EVP, Operations, Mr. Park will oversee all PBM Operations, IT, Product Development, Government Programs, Quality, Innovation and Legal activities. He will be responsible for driving operational excellence throughout the organization in order to deliver on the company’s client service model, The Catamaran Difference™, a key enabler of sales and client retention goals. He will continue to report to Mark Thierer, the company’s Chairman and Chief Executive Officer.

"Jeff is an exceptional leader who has helped transform this company into the strong competitor it is today," said Mr. Thierer. "He is uniquely qualified to lead our operations as we focus on delivering The Catamaran Difference, an exceptional service experience, to our clients.”

Mr. Park was instrumental in the creation of Catamaran, the successful merger of two industry-leading PBMs, SXC Health Solutions and Catalyst Health Solutions. Joining SXC Health Solutions’ Board of Directors in 2003, Mr. Park became the company’s CFO in 2006. In this role, he led the company through a successful initial public offering on NASDAQ and guided the organization through numerous strategic acquisitions which helped grow revenues from $50 million to $14.8 billion.

In his new role as SVP & CFO, Mr. Shapiro will also report to Mr. Thierer and assume all responsibilities for Finance and Investor Relations. Joining Catamaran in 2012, Mr. Shapiro previously served as SVP, Finance, directing efforts in the areas of financial planning and reporting, treasury, tax and audit.

"Mike’s deep financial expertise and experience will make this a seamless transition that allows us to continue driving value for our shareholders," said Mr. Thierer. “I am truly excited about these organizational changes as they position two very capable senior executives to make a meaningful impact on our future success.”

About Catamaran
Catamaran, the industry’s fastest-growing pharmacy benefits manager, helps organizations and the communities they serve take control of prescription drug costs. Managing more than 350 million prescriptions each year on behalf of over 32 million members, our flexible, holistic solutions improve patient care and empower individuals to take charge of their health. Processing one in every five prescription claims in the U.S., Catamaran’s skill and scale deliver compelling financial results and sustainable improvement in the overall health of members. Catamaran is headquartered in Schaumburg, Ill., with multiple locations in the U.S. and Canada. For more information, please visit CatamaranRx.com, and for industry news and information follow Catamaran on Twitter, @CatamaranCorp.

For further information contact:

Investors: Tony Perkins Catamaran Tel: (312) 261-7805 tony.perkins@CatamaranRx.com	Media: Lauren Denz Catamaran Tel: (630) 945-2532 lauren.denz@CatamaranRx.com